Exhibit 99.1

Natural Gas Services Group, Inc. Responds to Shareholder Concerns and Provides Initiative Updates

Midland, TX, January 17, 2023 (GLOBE NEWSWIRE) --

On December 29, 2022 and January 11, 2023, J. Hale Hoak of Hoak & Co. (“Hoak”) sent letters to our Interim Chief Executive Officer, Steve Taylor and in connection therewith, Hoak publicly filed the letters with its Schedule 13D filings dated December 30, 2022 and January 11, 2023. According to Hoak’s filings, it owns approximately 9.3% of the outstanding shares of common stock of Natural Gas Services Group, Inc. (the “Company”). The letters, among other things, requests that the Company call off its permanent CEO search, consider adding directors to its Board, explore a sale or merger of the Company and use debt to fund growth opportunities..

The Company values input from shareholders and we appreciate Hoak’s perspective. As such we believe it is prudent to respond to Hoak’s letters and update our shareholders on current management and Board initiatives.

In connection with the upcoming full retirement of Steve Taylor, effective June 30, 2023, the Company’s long-time permanent CEO and current interim CEO, the Nominating Committee of the Board has engaged with global executive and management search consulting firms to assist with identifying and vetting potential permanent CEO candidates along with identifying potential Board member candidates to not only fill the Board seat vacated in connection with John Chisholm’s recent retirement but also potentially expand the Board to broaden its breadth of expertise. Considering the necessity of the CEO position, we believe the suggestion that the Company call off its permanent CEO search is counter-productive and not in the best interest of all shareholders.

In regard to Hoak’s interest in the Company “transacting with Nova Compression, another company in which Hoak & Co. is invested”, the Company’s Board and management always have, and always will, vet all M&A opportunities that arise. However, at the present time the most attractive returns on capital are in the expansion of our high horsepower compressor rental fleet from current and projected orders. This will be funded from operating cash flows and the Company’s expanded bank facility.

The Board and its management have been working on near and long-term modeling and growth forecasting based on customer demand and believes that significant opportunity exists to grow the Company’s business organically and in turn increase value for all shareholders.

We intend to further update our shareholders as events warrant.

The Independent Directors of the Company.